EXHIBIT 16.1


           [LETTERHEAD OF ROSEN SEYMOUR SHAPPS MARTIN & COMPANY LLP]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:   Distinctive Devices, Inc. File # 0-2749

      We have read the statements that we understand Distinctive Devices, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements that we have no unresolved matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. However, our fees were higher because the financial information provided to us for audit was incomplete and additional procedures were performed to comply with accounting and auditing standards. We have no basis to agree or disagree with other statements made under Item 4.

                                    ROSEN SEYMOUR SHAPPS MARTIN & COMPANY LLP
                                    Certified Public Accountants

New York, New York
April 22, 2002